SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 8, 2005

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-16791

Delaware	51-0414140
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware 19901
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

The Company’s wholly-owned subsidiary, Dover Downs, Inc. (“Dover Downs”) entered into an Agreement of Sale with Philips East Side LLC (“Buyer”) on August 8, 2005 (the “Agreement”) to sell to Buyer a shopping center which Dover Downs owns in Dover, Delaware for $12,825,000.  The shopping center consists of approximately 7.7 acres of real property with a one story building of approximately 95,700 square feet, approximately 84% of which is leased to three big box retail tenants.  The remaining approximately 16% of the building will be used by Dover Downs for warehouse space under a lease with the Buyer pursuant to which Dover Downs will only be required to pay its share of common area expenses.  Other than the portion of the building retained by Dover Downs for warehouse space, none of the property is used by the Company in connection with any of its gaming operations.

The Agreement contains customary representations, warranties, covenants and indemnification obligations for a sale of commercial real property and closing of the sale is subject to the completion of customary due diligence to the satisfaction of the Buyer and its lenders.

The Company expects to use the net proceeds from the sale to reduce its indebtedness.

A copy of the Agreement is attached as an Exhibit to this Form 8-K.

Item 9.01  Financial Statements and Exhibits

(c)                                  Exhibits

10.1                           Agreement of Sale dated August 8, 2005 between Dover Downs, Inc. and Philips East Side LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Downs Gaming & Entertainment, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated:             August 9, 2005

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement of Sale dated August 8, 2005 between Dover Downs, Inc. and Philips East Side LLC.